Evoqua Water Technologies Reports Fourth Quarter and Full Year 2021 Results
Fourth Quarter 2021 Financial Highlights:
•Revenue of $426.0 million, an increase of 11.0% compared to the prior year period; organic revenue growth of 9.5%
•Net income of $26.9 million, a decline of 13.5% compared to the prior year period
•Adjusted EBITDA of $81.9 million, an increase of 8.3% compared to the prior year period

Full Year 2021 Financial Highlights:
•Revenue of $1.46 billion, an increase of 2.4% compared to the prior year; organic revenue growth of 1.6%
•Net income of $51.7 million, a decrease of 54.8% compared to the prior year
•Adjusted EBITDA of $250.9 million, an increase of 4.7% compared to the prior year

Sustainability Goals Announced:
•Recycle and reuse more water than withdrawn by 2035
•Net-zero greenhouse gas emissions by 2050

PITTSBURGH -- Evoqua Water Technologies (NYSE:AQUA), an industry leader in mission-critical water treatment solutions, today reported results for its fourth quarter and fiscal year ended September 30, 2021.
Revenue for the fourth quarter of fiscal 2021 was $426.0 million, compared to $383.9 million in the prior year period, an increase of 11.0%, or $42.1 million. Organic revenue grew 9.5%, or $36.4 million, driven by higher volume across multiple product lines and service offerings and enhanced pricing. Foreign currency translation was favorable by 0.8%, or $3.2 million. Net income for the quarter was $26.9 million, resulting in diluted earnings per share (“EPS”) of $0.22, as compared to net income of $31.1 million and diluted EPS of $0.26 in the prior year period. The decline in net income of 13.5% as compared to the prior year period was primarily driven by increased operating expenses, including a decrease of $9.6 million in non-cash foreign currency translation gains on intercompany loans, partially offset by lower tax expense. Adjusted EBITDA for the quarter was $81.9 million, as compared to $75.6 million in the prior year period, an increase of 8.3%. See the “Use of Non-GAAP Measures” section below for additional information regarding adjusted EBITDA and organic revenue.

For fiscal 2021, revenue was $1.46 billion, compared to $1.43 billion in the prior year, an increase of 2.4%, or $34.9 million. Organic revenue grew by 1.6%, or $23.1 million, due to the same factors that influenced organic revenue growth in the quarter. Foreign currency translation was favorable by 1.3%, contributing $18.1 million to the increase in revenue. Inorganic revenue declined by 0.4%, or $6.3 million, as the impact of the divestiture of the Memcor product line, which closed in the first quarter of fiscal 2020, offset revenue generated from fiscal 2021 acquisitions. Net income for the year was $51.7 million, resulting in diluted EPS of $0.42, as compared to net income of $114.4 million and diluted EPS of $0.94 in the prior year, a decline of 54.8%, or $62.7 million. Prior year net income included the net pre-tax benefit from the divestiture of the Memcor product line of $57.7 million. Other drivers of the change in net income as compared to the prior year were an increase in operating expenses, including a decrease of $7.7 million in non-cash foreign currency translation gains, primarily related to intercompany loans, and increased employee expenses, which were mostly offset by increased gross profit from higher revenue volume. Adjusted diluted EPS for fiscal 2021 was $0.69 as compared to $0.67 in the prior year, an increase of $0.02. For fiscal 2021, adjusted EBITDA was $250.9 million as compared to $239.6 million in the prior year, an increase of $11.3 million or 4.7%. The increase in adjusted EBITDA was driven primarily by increased sales volume and related gross profit as the Company has favorably navigated the economic uncertainties presented by COVID-19.

“We completed a solid fiscal year with an outstanding fourth quarter performance. I am very proud of our team’s accomplishments as we navigated an unprecedented two-year period of managing the impacts of the COVID-19 pandemic. During this time, organic revenue growth has been resilient, gross profit margin has improved, price/cost has been positive, cash flow has grown, the balance sheet has strengthened, and investments in the business continued and backlog increased substantially. Our business strategy has proven resilient, and we continue to make great progress on our sustainability journey with improved ESG scores from prominent rating agencies. We are also pleased, at this time, to announce our two new sustainability goals: recycle and reuse more water than we withdraw by 2035 and achieve net-zero greenhouse gas emissions by 2050,” said Mr. Ron Keating, Evoqua’s CEO.

Mr. Keating continued, “Our fourth quarter organic revenue grew 9.5%, driven by strong service, capital and aftermarket volume, as well as pricing actions offsetting cost inflation. Adjusted EBITDA for the fourth quarter grew 8.3% to $81.9 million and our net leverage ratio was reduced to 2.5x adjusted EBITDA, achieving the low end of our target range.”

Mr. Keating stated, “Our book-to-bill ratio for the fiscal year was near 1.1, resulting in a growing backlog, as customer demand continues to be strong across the majority of our end markets. We continue to see significant growth opportunities, both organic and inorganic, as we enter the new year. Supply chain challenges are expected to impact material availability and visibility during the coming year, however, we expect price/cost for fiscal year 2022 to be positive. Skilled labor shortages and inflation pressures are expected to remain through the next six to twelve months, and given this uncertainty, we are providing guidance for fiscal 2022 in a balanced manner. For the full year, we expect revenues to be $1.50 to $1.58 billion and adjusted EBITDA to be in the range of $255 to $275 million, an increase of 2% to 8% and 2% to 10%, respectively.”

Fourth Quarter Segment Results
Evoqua has two reportable operating segments - Integrated Solutions and Services and Applied Product Technologies. The results of our segments for the fourth quarter are as follows:
Integrated Solutions and Services
Segment revenue increased by $31.9 million, or 12.8%, to $281.4 million in the fourth quarter of fiscal 2021, as compared to $249.5 million in the prior year period.
•Service and aftermarket revenue increased by $11.1 million and $8.7 million, respectively, driven by higher volume and enhanced by favorable pricing.
•Capital revenue increased by $12.1 million. Increased volume from projects in the chemical processing industry offset declines from projects in the microelectronics end market.
Operating profit increased by $9.2 million, or 21.3%, to $52.4 million in the fourth quarter of fiscal 2021, as compared to $43.2 million in the prior year period.
•Segment profitability increased by $12.2 million due to higher sales volume, favorable price/cost and productivity improvements.
•Higher employee related expenses driven by higher labor costs, partially offset by subsidies received from the Canadian government related to the COVID-19 pandemic, decreased profitability by $1.5 million. Higher travel and discretionary spending decreased profitability by $0.5 million.
•Depreciation and amortization expense increased by $1.5 million.
•Restructuring and other non-recurring expense decreased by $0.5 million.
Segment adjusted EBITDA increased by $10.2 million, or 16.9%, to $70.5 million in the fourth quarter of fiscal 2021, as compared to $60.3 million in the prior year period. The increase in segment adjusted EBITDA resulted from the same factors that impacted operating profit, other than the change in depreciation and amortization. Segment adjusted EBITDA also excludes restructuring and other non-recurring activity recognized in the period. See the “Use of Non-GAAP Measures” section below for a reconciliation of segment adjusted EBITDA to segment operating profit.
Applied Product Technologies
Segment revenue increased by $10.2 million, or 7.6%, to $144.6 million in the fourth quarter of fiscal 2021, as compared to $134.4 million in the prior year period.
•Revenue increased across multiple product lines and all regions, driven by higher volume and favorable pricing.
•Foreign currency translation favorably impacted revenue by $2.4 million.
Operating profit increased by $4.9 million, or 20.6%, to $28.7 million for the fourth quarter of fiscal 2021, as compared to $23.8 million in the prior year period.
•Segment profitability increased by $3.3 million due to revenue volume, favorable price/cost and product mix, partially offset by unfavorable operational variances, including capital project variances and supply chain challenges.
•Higher employee related expenses reduced segment profitability by $3.7 million, driven by higher labor costs and increased travel spending.
•Lower restructuring and other non-recurring costs increased operating profit by $4.5 million, as well as non-recurrence of activity related to the divestiture of the Memcor product line in the prior year period of $0.3 million.
•Depreciation and amortization expense increased by $0.3 million.
•Foreign currency translation favorably impacted segment profitability by $0.8 million.

Segment adjusted EBITDA increased by $0.4 million, or 1.2%, to $33.1 million in the fourth quarter of fiscal 2021, as compared to $32.7 million in the prior year period. The change in segment adjusted EBITDA was driven by the same factors that impacted segment operating profit, other than the change in depreciation and amortization. Segment adjusted EBITDA also excludes restructuring and other non-recurring activity. See the “Use of Non-GAAP Measures” section below for a reconciliation of segment adjusted EBITDA to segment operating profit.
Fourth Quarter Earnings Call and Webcast
The Company will hold its fourth quarter fiscal 2021 earnings conference call Tuesday, November 16, 2021, at 10:00 a.m. E.T. The live audio webcast and presentation slides for the call will be accessible via Evoqua’s Investor Relations website, http://aqua.evoqua.com/.
Conference telephone number:

Participant Details
Dial-In Numbers:
Toll Free US: 877-876-9173
International: +1 785-424-1667
Conference ID: AQUA21

The link to the webcast replay as well as the presentation slides will also be posted on Evoqua’s Investor Relations website.

Replay details:
US Toll Free Phone #: 800 839 5634
International Phone #: 402 220 2560
(Conference ID is not needed to access replay)

Replay available: Beginning 1:00 p.m. E.T. on November 16 until 11:59 p.m. E.T. on November 30, 2021

Webcast Audience URL:
https://event.on24.com/wcc/r/3417629/5AFC7FD664BE71BC74038B02EA051585

Dissemination of Company Information
The Company intends to make future announcements regarding developments and financial performance through the Investor Relations section of its website, http://aqua.evoqua.com, as well as through press releases, filings with the Securities and Exchange Commission (the “SEC”), conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 150 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including adjusted EBITDA, adjusted net income and adjusted EPS, organic revenue and net leverage ratio. These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Use of Non-GAAP Measures” section below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “progress,” “potential,” “predict,” “projection,” “seek,” “should,” “will,” or “would” or the negative thereof or other variations thereon or comparable terminology. All of these forward-looking statements are based on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, general global economic and business conditions, including the impacts of the COVID-19 pandemic; our ability to execute projects on budget and on schedule; material, freight, and labor inflation, commodity availability constraints, and disruptions in global supply chains and transportation services; the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees; our ability to meet our own and our customers’ safety standards; failure to effectively treat emerging contaminants; our ability to continue to develop or acquire new products, services and solutions that allow us to compete successfully in our markets; our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets; our ability to operate or integrate any acquired businesses, assets or product lines profitably; our ability to achieve the expected benefits of our restructuring actions; delays in enactment or repeals of environmental laws and regulations; the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials; our ability to retain our senior management, skilled technical, engineering, sales, and other key personnel and to attract and retain key talent in increasingly competitive labor markets; risks associated with international sales and operations; our ability to adequately protect our intellectual property from third-party infringement; risks related to our contracts with federal, state, and local governments, including risk of termination or modification prior to completion; risks associated with product defects and unanticipated or improper use of our products; our ability to accurately predict the timing of contract awards; risks related to our substantial indebtedness; our increasing dependence on the continuous and reliable operation of our information technology systems; risks related to foreign, federal, state and local environmental, health and safety laws and other applicable laws and regulations and the costs associated therewith; and other risks and uncertainties, including those listed under Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021, to be filed with the SEC, and in other filings we may make from time to time with the SEC. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expectations for fiscal year 2022, expectations related to customer demand, growth opportunities, supply chain challenges, material availability, price/cost, labor shortages, inflation, and general macroeconomic conditions, our goals relating to our own greenhouse gas emissions and water reuse, and statements related to the ongoing impact of the COVID-19 pandemic. Any forward-looking statements made in this press release speak only as of the date of this release. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements made herein, whether as a result of new information, future events or otherwise after the date of this release. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2021	2020	2021	2020
Revenue from product sales and services	$425,991	$383,861	$1,464,429	$1,429,456
Cost of product sales and services	(286,932)	(261,213)	(1,007,077)	(979,653)
Gross profit	$139,059	$122,648	$457,352	$449,803
General and administrative expense	(60,407)	(39,830)	(206,455)	(192,597)
Sales and marketing expense	(39,481)	(34,322)	(143,110)	(136,167)
Research and development expense	(3,516)	(3,543)	(13,445)	(13,198)
Total operating expenses	$(103,404)	$(77,695)	$(363,010)	$(341,962)
Other operating income (expense), net	2,940	(418)	4,975	60,607
Income before interest expense and income taxes	$38,595	$44,535	$99,317	$168,448
Interest expense	(9,283)	(9,362)	(37,575)	(46,682)
Income before income taxes	$29,312	$35,173	$61,742	$121,766
Income tax expense	(2,408)	(4,035)	(10,080)	(7,371)
Net income	$26,904	$31,138	$51,662	$114,395
Net income (loss) attributable to non‑controlling interest	46	(170)	180	746
Net income attributable to Evoqua Water Technologies Corp.	$26,858	$31,308	$51,482	$113,649
Basic income per common share	$0.22	$0.26	$0.43	$0.97
Diluted income per common share	$0.22	$0.26	$0.42	$0.94

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	September 30, 2021	September 30, 2020
ASSETS
Current assets	$678,458	$695,712
Cash and cash equivalents	146,244	193,001
Receivables, net	277,995	260,479
Inventories, net	158,503	142,379
Contract assets	72,746	80,759
Other current assets	22,970	19,094
Property, plant, and equipment, net	374,988	364,461
Goodwill	407,376	397,205
Intangible assets, net	290,075	309,967
Operating lease right-of-use assets, net	45,521	45,965
Other non-current assets	72,473	31,148
Total assets	$1,868,891	$1,844,458
LIABILITIES AND EQUITY
Current liabilities	$405,989	$349,555
Accounts payable	164,535	153,890
Current portion of debt, net of deferred financing fees and discounts	12,775	14,339
Contract liabilities	55,883	26,259
Accrued expenses and other liabilities	160,367	143,389
Other current liabilities	12,429	11,678
Non-current liabilities	880,683	1,012,840
Long-term debt, net of deferred financing fees and discounts	730,430	861,695
Obligation under operating leases	37,935	37,796
Other non-current liabilities	112,318	113,349
Total liabilities	$1,286,672	$1,362,395
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 122,173 shares, outstanding 120,509 at September 30, 2021; issued 119,486 shares, outstanding 117,291 at September 30, 2020	$1,223	$1,189
Treasury stock: 1,664 shares at September 30, 2021 and 2,195 shares at September 30, 2020	(2,837)	(2,837)
Additional paid-in capital	582,052	564,928
Retained deficit	(11,182)	(62,664)
Accumulated other comprehensive income (loss), net of tax	11,415	(20,472)
Total Evoqua Water Technologies Corp. equity	$580,671	$480,144
Non-controlling interest	1,548	1,919
Total shareholders’ equity	$582,219	$482,063
Total liabilities and shareholders’ equity	$1,868,891	$1,844,458

EVOQUA WATER TECHNOLOGIES CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOWS (Unaudited)
(In thousands)

	Year Ended September 30,
	2021	2020
Operating activities
Net income	$51,662	$114,395
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	113,664	107,268
Amortization of deferred financing fees (includes $1,333 and $1,795 write off of deferred financing fees)	3,280	4,026
Deferred income taxes	(2,363)	(1,234)
Share-based compensation	15,524	10,509
Loss on sale of property, plant and equipment	1,287	950
Loss (gain) on sale of business	193	(68,051)
Foreign currency exchange gains on intercompany loans and other non-cash items	(1,094)	(8,202)
Changes in assets and liabilities	(3,448)	17,365
Net cash provided by operating activities	178,705	177,026
Investing activities
Purchase of property, plant, and equipment	(75,293)	(88,456)
Purchase of intangibles	(3,780)	(6,529)
Proceeds from sale of property, plant, and equipment	2,041	1,191
Proceeds from sale of business, net of cash of $0 and $12,117	897	118,894
Acquisitions, net of cash received $0 and $0	(21,037)	(13,108)
Net cash (used in) provided by investing activities	(97,172)	11,992
Financing activities
Issuance of debt, net of deferred issuance costs	761,915	21,959
Borrowings under credit facility	—	2,597
Repayment of debt	(898,024)	(117,131)
Repayment of finance lease obligation	(13,396)	(13,441)
Payment of earn-out related to previous acquisitions	(170)	(470)
Proceeds from issuance of common stock	21,205	10,091
Taxes paid related to net share settlements of share-based compensation awards	(1,323)	(9,832)
Distribution to non‑controlling interest	(551)	(1,890)
Net cash used in financing activities	(130,344)	(108,117)
Effect of exchange rate changes on cash	2,054	2,219
Change in cash and cash equivalents	(46,757)	83,120
Cash and cash equivalents
Beginning of period	193,001	109,881
End of period	$146,244	$193,001

Use of Non-GAAP Measures
The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. We use the non-GAAP financial measures adjusted EBITDA, adjusted net income and adjusted EPS, organic revenue and net leverage ratio in evaluating the strength and financial performance of our core business.
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense), and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, share-based compensation, transaction costs, and other gains, losses and expenses that we believe do not directly reflect our underlying business operations.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate and compare operating performance and value companies within our industry. Further, we believe it is helpful in highlighting trends in our operating results and provides greater clarity and comparability period over period to management and our investors regarding the operational impact of long-term strategic decisions relating to capital structure, the tax jurisdictions in which we operate and capital investments. In addition, adjusted EBITDA highlights true business performance by removing the impact of certain items that management believes do not directly reflect our underlying operations and provides investors with greater visibility into the ongoing organic drivers of our business performance.

Management uses adjusted EBITDA to supplement GAAP measures of performance as follows:

•to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;
•in our management incentive compensation, which is based in part on components of adjusted EBITDA;
•in certain calculations under our senior secured credit facilities, which use components of adjusted EBITDA;
•to evaluate the effectiveness of our business strategies;
•to make budgeting decisions; and
•to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses adjusted EBITDA of each reportable operating segment to evaluate the operating performance of such segments. Adjusted EBITDA on a segment basis is defined as earnings before depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. Adjusted EBITDA of the reportable operating segments do not include certain charges that are presented within corporate activities. These charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and integration costs) and share-based compensation charges.
Adjusted EBITDA should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP. The financial results prepared in accordance with GAAP and the reconciliations from these results included below should be carefully evaluated. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
With respect to our guidance, we have not presented a quantitative reconciliation of the forward-looking non-GAAP financial measure adjusted EBITDA to its most directly comparable GAAP financial measure, net income, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of, and the periods in which, such items, including foreign exchange impact and certain expenses for which we adjust, may be recognized. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

The following is a reconciliation of our net income to adjusted EBITDA (unaudited):

	Three Months Ended September 30,			Year Ended September 30,
(In millions)	2021	2020	% Variance	2021	2020	% Variance
Net income	$26.9	$31.1	(13.5)%	$51.7	$114.4	(54.8)%
Income tax expense	2.4	4.1	(41.5)%	10.1	7.4	36.5%
Interest expense	9.2	9.4	(2.1)%	37.5	46.6	(19.5)%
Operating profit	$38.5	$44.6	(13.7)%	$99.3	$168.4	(41.0)%
Depreciation and amortization	30.1	27.2	10.7%	113.7	107.3	6.0%
EBITDA	$68.6	$71.8	(4.5)%	$213.0	$275.7	(22.7)%
Restructuring and related business transformation costs(a)	2.3	6.4	(64.1)%	11.3	17.4	(35.1)%
Share-based compensation(b)	5.9	1.9	210.5%	17.7	10.5	68.6%
Transaction costs(c)	—	0.9	(100.0)%	1.6	1.9	(15.8)%
Other losses (gains) and expenses(d)	5.1	(5.4)	(194.4)%	7.3	(65.9)	(111.1)%
Adjusted EBITDA	$81.9	$75.6	8.3%	$250.9	$239.6	4.7%

(a)Restructuring and related business transformation costs
Adjusted EBITDA is calculated prior to considering certain restructuring or business transformation events. These events may occur over extended periods of time, and in some cases it is reasonably possible that they could reoccur in future periods based on reorganizations of the business, cost reduction or productivity improvement needs, or in response to economic conditions. For the periods presented such events include the following:
(i)Certain costs and expenses in connection with various restructuring initiatives, including severance and other employee-related costs, relocation and facility consolidation costs and third-party consultant costs to assist with these initiatives. This includes:
(A)amounts related to the Company’s restructuring initiatives to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line;
(B)amounts related to the Company’s transition from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide; and
(C)amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure.

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2021	2020	2021	2020
Post Memcor divestiture restructuring	$1.0	$4.2	$5.6	$9.1
Cost of product sales and services ("Cost of sales")	0.1	2.9	3.5	6.6
Sales and marketing expense (“S&M expense”)	0.1	0.2	0.3	0.2
General and administrative expense (“G&A expense”)	0.8	0.7	1.5	1.9
Other operating (income) expense	—	0.4	0.3	0.4
Two-segment restructuring	$0.2	$0.2	$1.0	$2.1
Cost of sales	—	—	0.3	1.0
G&A expense	0.2	0.2	0.7	1.1
Various other initiatives	$0.8	$—	$2.8	$0.4
Cost of sales	—	0.0	1.0	0.3
S&M expense	(0.1)	—	0.1	0.1
G&A expense	0.5	—	0.9	—
Other operating (income) expense	0.4	—	0.8	—
Total(1)	$2.0	$4.4	$9.4	$12.2
(1)Of which $9.1 million and $12.1 million for the year ended September 30, 2021 and 2020, respectively, is reflected in restructuring charges in Note 15, “Restructuring and Related Charges,” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the year ended September 30, 2021.
(ii)Legal settlement costs and intellectual property related fees, including fees and settlement costs associated with legacy matters related to product warranty litigation on MEMCOR®(1) products and certain discontinued products. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2021	2020	2021	2020
Cost of sales	$0.1	$1.0	$0.4	$1.5
G&A expense	0.1	0.4	0.6	0.7
Total	$0.2	$1.4	$1.0	$2.2
(1)Memcor ® is a trademark of Rohm & Haas Electronic Materials Singapore Pte. Ltd.

(iii)Expenses associated with our information technology and functional infrastructure transformation, including activities to optimize information technology systems and functional infrastructure processes. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2021	2020	2021	2020
Cost of sales	$—	$—	$0.1	$0.1
G&A expense	0.1	0.3	0.2	0.9
Total	$0.1	$0.3	$0.3	$1.0
(iv)Costs associated with the secondary public offering of common stock held by certain shareholders of the Company, as well as costs incurred by us in connection with establishment of our public company compliance structure and processes, including consultant costs. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2021	2020	2021	2020
G&A expense	$—	$0.3	$0.6	$2.0
Total	$—	$0.3	$0.6	$2.0
(b)Share-based compensation
Adjusted EBITDA is calculated prior to considering share-based compensation expenses related to equity awards. See Note 18, “Share-Based Compensation,” to our Consolidated Financial Statements to be included in our Annual Report on Form 10-K for the year ended September 30, 2021 for further detail.
(c)Transaction related costs
Adjusted EBITDA is calculated prior to considering transaction, integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred as a result of the transaction decision. Integration and restructuring costs associated with a business combination may occur over several years and include, but are not limited to, consulting fees, legal fees, certain employee-related costs, facility consolidation and product rationalization costs and fair value changes associated with contingent consideration. This includes:

	Three Months Ended September 30,		Year Ended September 30,
(In millions)	2021	2020	2021	2020
Cost of sales	$0.4	$0.2	$0.7	$0.1
G&A expense	(0.4)	0.7	0.9	1.8
Total	$—	$0.9	$1.6	$1.9
(d)Other losses, (gains) and expenses
Adjusted EBITDA is calculated prior to considering certain other significant losses, (gains) and expenses. For the periods presented such events include the following:
(i)impact of foreign exchange gains and losses;
(ii)net expense reduction related to the remediation of manufacturing defects caused by a third-party vendor for which partial restitution was received;
(iii)charges incurred by the Company related to product rationalization in its electrochlorination business;
(iv)amounts related to the prior year sale of the Memcor product line;
(v)expenses incurred by the Company as a result of the COVID-19 pandemic, including additional charges for personal protective equipment, increased costs for facility sanitization and one-time payments to certain employees;
(vi)legal fees incurred in excess of amounts covered by the Company’s insurance related to the Securities Litigation and SEC investigation; and
(vii)loss on divestiture of the Lange containment system, geomembrane and geosynthetic liner product line (“Lange Product Line”).

Other losses, (gains) and expenses include the following for the periods presented below:

Three Months Ended September 30, 2021
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total
Cost of sales	$—	$—	$—	$—	$0.1	$—	$—	$0.1
G&A expense	3.4	—	—	—	—	1.6	—	5.0
Total	$3.4	$—	$—	$—	$0.1	$1.6	$—	$5.1

Three Months Ended September 30, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(v)	(vii)	(vii)	Total
Cost of sales	$(0.1)	$(0.1)	$0.3	$(0.1)	$0.1	$—	$—	$0.1
G&A expense	(6.1)	—	—	0.2	0.1	—	—	(5.8)
Other operating (income) expense	—	0.1	—	0.2	—	—	—	0.3
Total	$(6.2)	$—	$0.3	$0.3	$0.2	$—	$—	$(5.4)

Year Ended September 30, 2021
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(vi)	(vii)	(vii)	Total
Cost of sales	$0.1	$—	$2.4	$0.2	$0.3	$—	$—	$3.0
G&A expense	(1.8)	—	—	—	0.2	5.7	—	4.1
Other operating (income) expense	—	—	—	—	—	—	0.2	0.2
Total	$(1.7)	$—	$2.4	$0.2	$0.5	$5.7	$0.2	$7.3

Year Ended September 30, 2020
	Other Adjustments
(In millions)	(i)	(ii)	(iii)	(iv)	(vi)	(vii)	(vii)	Total
Cost of sales	$(0.2)	$—	$0.7	$0.1	$0.8	$—	$—	$1.4
G&A expense	(8.5)	—	—	0.3	0.5	—	—	(7.7)
Other operating (income) expense	—	(1.5)	—	(58.1)	—	—	—	(59.6)
Total	$(8.7)	$(1.5)	$0.7	$(57.7)	$1.3	$—	$—	$(65.9)

Adjusted EBITDA on a segment basis is defined as earnings before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items that have been reflected at the segment level. We do not present net income on a segment basis because we do not allocate interest expense or income tax benefit (expense) to our segments, making operating profit the most comparable GAAP metric. The following is a reconciliation of our segment operating profit to our segment adjusted EBITDA:

	Three Months Ended September 30,				$ Variance		% Variance
	2021		2020
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$52.4	$28.7	$43.2	$23.8	$9.2	$4.9	21.3%	20.6%
Depreciation and amortization	18.3	3.8	16.8	3.5	1.5	0.3	8.9%	8.6%
EBITDA	$70.7	$32.5	$60.0	$27.3	$10.7	$5.2	17.8%	19.0%
Restructuring and related business transformation costs (a)	0.4	0.7	0.3	4.1	0.1	(3.4)	33.3%	(82.9)%
Transaction costs (b)	(0.6)	(0.1)	—	0.7	(0.6)	(0.8)	n/a	(114.3)%
Other losses (gains) and expenses (c)	—	—	—	0.6	—	(0.6)	n/a	(100.0)%
Adjusted EBITDA	$70.5	$33.1	$60.3	$32.7	$10.2	$0.4	16.9%	1.2%
(a)Represents costs and expenses in connection with restructuring initiatives in the three months ended September 30, 2021 and 2020, respectively. Such expenses are primarily composed of severance, relocation and facility consolidation costs.
(b)Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets.
(c)Other losses, (gains) and expenses, as discussed above, distinct to our Integrated Solutions and Services (“ISS”) and Applied Product Technologies (“APT”) segments include the following:

	Three Months Ended September 30,
	2021		2020
(In millions)	ISS	APT	ISS	APT
Net pre-tax benefit on sale of the Memcor product line	$—	$—	$—	$0.3
Product rationalization in electro-chlorination business	—	—	—	0.3
Total	$—	$—	$—	$0.6

	Year Ended September 30,				$ Variance		% Variance
	2021		2020
(In millions)	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$147.3	$82.9	$145.7	$134.3	$1.6	$(51.4)	1.1%	(38.3)%
Depreciation and amortization	70.6	14.4	67.4	14.2	3.2	0.2	4.7%	1.4%
EBITDA	$217.9	$97.3	$213.1	$148.5	$4.8	$(51.2)	2.3%	(34.5)%
Restructuring and related business transformation costs (a)	1.8	5.9	0.6	9.7	1.2	(3.8)	200.0%	(39.2)%
Transaction costs (b)	(0.6)	(0.1)	—	(0.5)	(0.6)	0.4	n/a	(80.0)%
Other losses (gains) and expenses (c)	0.2	2.6	—	(58.5)	0.2	61.1	n/a	(104.4)%
Adjusted EBITDA	$219.3	$105.7	$213.7	$99.2	$5.6	$6.5	2.6%	6.6%

(a)Represents costs and expenses in connection with restructuring initiatives in the year ended September 30, 2021 and 2020, respectively. Such expenses are primarily composed of severance, relocation and facility consolidation costs.
(b)Represents costs associated with a change in the current estimate of certain acquisitions achieving their earn-out targets.
(c)Other losses, (gains) and expenses, as discussed above, distinct to our ISS and APT segments include the following:

	Year Ended September 30,
	2021		2020
(In millions)	ISS	APT	ISS	APT
Trailing costs from the sale of the Memcor product line	$—	$0.2	$—	$—
Net pre-tax benefit on sale of the Memcor product line	—	—	—	(57.7)
Remediation of manufacturing defects	—	—	—	(1.5)
Product rationalization in electro-chlorination business	—	2.4	—	0.7
Loss on divestiture of Lange Product Line	0.2	—	—	—
Total	$0.2	$2.6	$—	$(58.5)

Adjusted Net Income and Adjusted EPS

Adjusted net income and adjusted EPS are additional metrics used by management to evaluate the performance of our business. Adjusted net income is defined as net income adjusted for the impact of certain items, including restructuring and related business transformation costs, share-based compensation, transaction costs, and other gains, losses and expenses that we believe do not directly reflect our underlying business operations. Adjusted EPS is defined as adjusted net income on a per share basis, presented as both adjusted basic EPS and adjusted diluted EPS. Management believes that reporting adjusted net income and adjusted EPS provides useful information to investors by removing the impact of certain items that management believes do not directly reflect our underlying operations.
The following is a reconciliation of net income to adjusted net income and earnings per share for the year ended September 30, 2021.

	Year Ended September 30, 2021
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs(2)	Share-based Compensation(2)	Transaction Costs(2)	Other (Gains) Losses(2)	Extraordinary Interest Expense(3)	Non-GAAP Adjusted
Revenue from product sales and services	$1,464.4	$—	$—	$—	$—	$—	$1,464.4
Cost of product sales and services	(1,007.0)	5.3		0.7	3.0	—	(998.0)
Gross profit	457.4	5.3	—	0.7	3.0	—	466.4
General and administrative expense	(206.5)	4.5	17.7	0.9	4.1	—	(179.3)
Sales and marketing expense	(143.1)	0.4	—	—	—	—	(142.7)
Research and development expense	(13.4)	—	—	—	—	—	(13.4)
Other operating income (expense), net	4.9	1.1	—	—	0.2	—	6.2
Interest expense	(37.5)	—	—	—	—	6.4	(31.1)
Income before income taxes	61.8	11.3	17.7	1.6	7.3	6.4	106.1
Income tax expense(1)	(10.1)	(2.9)	(4.6)	(0.4)	(1.9)	(1.7)	(21.6)
Net income	51.7	8.4	13.1	1.2	5.4	4.7	84.5
Net income attributable to non‑controlling interest	0.2	—	—	—	—	—	0.2
Net income attributable to Evoqua Water Technologies Corp.	$51.5	$8.4	$13.1	$1.2	$5.4	$4.7	$84.3

Basic income per common share	$0.43	$0.07	$0.11	$0.01	$0.05	$0.04	$0.71
Diluted income per common share	$0.42	$0.07	$0.11	$0.01	$0.04	$0.04	$0.69

Basic # of shares (in millions)	119.6
Diluted # of shares (in millions)	122.9
(1)The blended statutory tax rate was 26.0% in the year ended September 30, 2021. The quarterly tax rate on Non-GAAP adjustments to net income was 26.0% in the year ended September 30, 2021.
(2)Refer to adjustments on the adjusted EBITDA reconciliation above.
(3)In April 2021, the Company refinanced its credit agreement. As a result of the refinancing, the Company wrote off $1.3 million of deferred financing fees and expensed $3.1 million of additional fees incurred during the nine months ended June 30, 2021. In September 2021, the Company recorded an increase in the fair value of the Purchase Right liability for Frontier for $2.1 million.

The following is a reconciliation of net income to adjusted net income and earnings per share for the year ended September 30, 2020.

	Year Ended September 30, 2020
(In millions, except per share amounts)	GAAP Reported	Restructuring and Related Business Transformation Costs(2)	Share-based Compensation(2)	Transaction Costs(2)	Other (gains) losses(2)	Extraordinary interest expense(3)	Non-GAAP Adjusted
Revenue from product sales and services	$1,429.5	$—	$—	$—	$—	$—	$1,429.5
Cost of product sales and services	(979.7)	9.9	—	0.1	1.4	—	(968.3)
Gross profit	449.8	9.9	—	0.1	1.4	—	461.2
General and administrative expense	(192.6)	6.8	10.5	1.8	(7.7)	—	(181.2)
Sales and marketing expense	(136.2)	0.3	—	—	—	—	(135.9)
Research and development expense	(13.2)	—	—	—	—	—	(13.2)
Other operating income (expense), net	60.6	0.4	—	—	(59.6)	—	1.4
Interest expense	(46.6)	—	—	—	—	1.8	(44.8)
Income (loss) before income taxes	121.8	17.4	10.5	1.9	(65.9)	1.8	87.5
Income tax (expense) benefit(1)	(7.4)	(0.7)	(0.4)	(0.1)	2.6	(0.1)	(6.1)
Net income (loss)	114.4	16.7	10.1	1.8	(63.3)	1.7	81.4
Net income attributable to non‑controlling interest	0.8	—	—	—	—	—	0.8
Net income (loss) attributable to Evoqua Water Technologies Corp.	$113.6	$16.7	$10.1	$1.8	$(63.3)	$1.7	$80.6

Basic income (loss) per common share	$0.97	$0.14	$0.09	$0.02	$(0.54)	$0.01	$0.69
Diluted income (loss) per common share	$0.94	$0.14	$0.08	$0.01	$(0.51)	$0.01	$0.67

Basic # of shares (in millions)	116.7
Diluted # of shares (in millions)	121.1
(1)The blended annual projected tax rate of 3.8% was used for adjustments due to the impact of the Memcor transaction.
(2)Refer to adjustments on the adjusted EBITDA reconciliation above.
(3)In January 2020, the Company utilized $100 million of the proceeds from the sale of the Memcor product line to repay a portion of the Company’s First Lien Term Loans. As a result of the prepayment, the Company wrote off $1.8 million of deferred financing fees during the year ended September 30, 2020.

The following is a reconciliation of the change in adjusted net income and adjusted earnings per share for the years ended September 30, 2021 and 2020.

	Year Ended September 30,		$ Variance
(In millions)	2021	2020
Net income (loss) attributable to Evoqua Water Technologies Corp.	$51.5	$113.6	$(62.1)
Restructuring and Related Business Transformation Costs(1)	8.4	16.7	(8.3)
Share-based Compensation(1)	13.1	10.1	3.0
Transaction Costs(1)	1.2	1.8	(0.6)
Other (gains) losses(1)	5.4	(63.3)	68.7
Extraordinary interest expense(2)	4.7	1.7	3.0
Adjusted Net Income	$84.3	$80.6	$3.7

Adjusted Basic EPS	$0.71	$0.69	$0.02
Adjusted Diluted EPS	$0.69	$0.67	$0.02

Basic # of shares (in millions)	119.6	116.7
Diluted # of shares (in millions)	122.9	121.1
(1)Refer to adjustments on the adjusted net income reconciliations above.
(2)In April 2021, the Company refinanced its credit agreement. As a result of the refinancing, the Company wrote off $1.3 million of deferred financing fees and expensed $3.1 million of additional fees incurred during the nine months ended June 30, 2021. In September 2021, the Company recorded an increase in the fair value of the Purchase Right liability for Frontier for $2.1 million. In January 2020, the Company utilized $100 million of the proceeds from the sale of the Memcor product line to repay a portion of the Company’s First Lien Term Loans. As a result of the prepayment, the Company wrote off $1.8 million of deferred financing fees during the year ended September 30, 2020.

Organic Revenue
Organic revenue is another metric used by management to evaluate the performance of our business. Organic revenue is defined as revenue excluding the impact of foreign currency translation and inorganic revenue. Inorganic revenue represents the impact from acquisitions and divestitures during the first 12 months following the closing of the acquisition or divestiture. Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. Management believes that reporting organic revenue provides useful information to investors by helping identify underlying growth trends in our core business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of foreign currency translation from organic sales because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions and divestitures because they can obscure underlying business trends and make comparisons of long-term performance difficult between the Company and its peers due to the varying nature, size and number of transactions from period to period.

The following is a reconciliation of total revenue to organic revenue for the three months ended September 30, 2021 and 2020.

	Total Revenue			Foreign Currency			Inorganic Revenue(1)			Organic Revenue
	Three Months Ended September 30,		% Variance	Three Months Ended September 30,		% Variance	Three Months Ended September 30,		% Variance	Three Months Ended September 30,		% Variance
(In millions)	2020	2021		2020	2021		2020	2021		2020	2021
Evoqua Water Technologies	$383.9	$426.0	11.0%	n/a	$3.2	0.8%	$0.9	$3.4	0.7%	$383.0	$419.4	9.5%
Integrated Solutions & Services	$249.5	$281.4	12.8%	n/a	$0.8	0.3%	$0.9	$3.4	1.0%	$248.6	$277.2	11.5%
Applied Product Technologies	$134.4	$144.6	7.6%	n/a	$2.4	1.8%	$—	$—	—%	$134.4	$142.2	5.8%

(1)Includes divestiture of the Lange Product Line on March 1, 2021, acquisition of Aquapure Technologies on September 3, 2020, acquisition of Ultrapure & Industrial Services on December 17, 2020 and acquisition of WCSI on April 1, 2021.

The following is a reconciliation of total revenue to organic revenue for the years ended September 30, 2021 and 2020:

	Total Revenue			Foreign Currency			Inorganic Revenue(1)			Organic Revenue
	Year Ended September 30,		% Variance	Year Ended September 30,		% Variance	Year Ended September 30,		% Variance	Year Ended September 30,		% Variance
(In millions)	2020	2021		2020	2021		2020	2021		2020	2021
Evoqua Water Technologies	$1,429.5	$1,464.4	2.4%	n/a	$18.1	1.3%	$16.2	$9.9	(0.4)%	$1,413.3	$1,436.4	1.6%
Integrated Solutions & Services	$944.2	$959.9	1.7%	n/a	$2.8	0.3%	$1.8	$9.9	0.9%	$942.4	$947.2	0.5%
Applied Product Technologies	$485.3	$504.5	4.0%	n/a	$15.3	3.2%	$14.4	$—	(3.0)%	$470.9	$489.2	3.8%

(1)Includes acquisition of our interest in Frontier Water Systems LLC on October 1, 2019, divestiture of the Memcor product line on December 31, 2019, divestiture of the Lange Product Line on March 1, 2021, acquisition of Aquapure Technologies on September 3, 2020, acquisition of Ultrapure & Industrial Services on December 17, 2020 and acquisition of WCSI on April 1, 2021.
Immaterial rounding differences may be present in the tables above.

Net Leverage Ratio

Net leverage ratio is defined as total net debt divided by net income, as well as adjusted EBITDA. Total net debt is defined as total debt including finance leases less unamortized deferred financing fees minus cash and cash equivalents. The following is a reconciliation of net leverage ratio for both net income, as well as adjusted EBITDA, at September 30, 2021 and 2020, respectively.

	As of and for the Year Ended September 30,
(In millions)	2021	2020
Cash and cash equivalents	$146.2	$193.0

AR Securitization Program	$150.1	$—
Revolving Credit Facility	37.3	—
First Lien Term Facility	473.8	819.3
Mortgage	—	1.7
Equipment financing facilities	93.8	64.5
Finance lease obligations	38.2	37.6
Total debt including finance leases	$793.2	$923.1
Less unamortized deferred financing fees	(11.7)	(9.4)
Total net debt	$635.3	$720.7

Net income	$51.7	$114.4
Net leverage ratio based on net income	12.3x	6.3x

Adjusted EBITDA	$250.9	$239.6
Net leverage ratio based on adjusted EBITDA	2.5x	3.0x

Contacts
Investors
Dan Brailer
Vice President, Investor Relations
Evoqua Water Technologies
Telephone: 724-720-1605
Email: dan.brailer@evoqua.com

Media
Sarah Brown
Director of Corporate Communications
Evoqua Water Technologies
Telephone: 506-454-5495
Email: sarah.brown@evoqua.com